As filed with the Securities and Exchange Commission on November 7, 2013

Registration File No. 811-22802

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 3	☒

FS GLOBAL CREDIT OPPORTUNITIES FUND

(Exact name of Registrant as Specified in Charter)

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(Address of principal executive offices)

(215) 495-1150

(Registrant’s telephone number, including area code)

Michael C. Forman

FS Global Credit Opportunities Fund

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(Name and address of agent for service)

COPY TO:

James A. Lebovitz, Esq.

David J. Harris, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Tel: (215) 994-4000

Fax: (215) 994-2222

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Interests in Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in Registrant.

FS GLOBAL CREDIT OPPORTUNITIES FUND

CROSS REFERENCE SHEET

PARTS A AND B

ITEM NO.	REGISTRATION STATEMENT CAPTION	CAPTION IN PART A OR PART B
1.	Outside Front Cover	Not Required
2.	Inside Front and Outside Back Cover Page	Not Required
3.	Fee Table and Synopsis	Fee Table and Synopsis
4.	Financial Highlights	Not Required
5.	Plan of Distribution	Not Required
6.	Selling Shareholders	Not Required
7.	Use of Proceeds	Not Required
8.	General Description of the Registrant	General Description of the Registrant
9.	Management	Management
10.	Capital Stock, Long-Term Debt, and Other Securities	Capital Stock, Long-Term Debt, and Other Securities
11.	Defaults and Arrears on Senior Securities	Not Applicable
12.	Legal Proceedings	Not Applicable
13.	Table of Contents of the Statement of Additional Information	Not Applicable
14.	Cover Page	Not Applicable
15.	Table of Contents	Not Applicable
16.	General Information and History	Not Applicable
17.	Investment Objective and Policies	Investment Objectives and Policies
18.	Management	Management
19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities
20.	Investment Management and Other Services	Investment Advisory and Other Services
21.	Portfolio Managers	Portfolio Managers
22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices
23.	Tax Status	Tax Status
24.	Financial Statements	Financial Statements

PART C

The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement on Form N-2 of FS Global Credit Opportunities Fund—A (the “Feeder Fund”), filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2013, as amended by Pre-Effective Amendment Nos. 1, 2 and 3 thereto, filed with the SEC on April 11, 2013, June 11, 2013 and August 13, 2013, respectively, and Post-Effective Amendment No. 1 thereto, filed with the SEC on October 18, 2013 (as so amended, the “Feeder Fund’s Registration Statement on Form N-2”). The Feeder Fund and FS Global Credit Opportunities Fund (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. The Feeder Fund is one of two initial feeder funds (together, the “Feeder Funds”) in this “master-feeder” structure and the Master Fund anticipates that it may from time to time permit feeder funds in addition to the Feeder Funds to invest in the Master Fund.

ITEM 3. FEE TABLE AND SYNOPSIS.

The following table illustrates the fees and expenses that the Master Fund expects to incur and that the holders (“Shareholders”) of the Master Fund’s common shares of beneficial interest, par value $0.001 per share (“Shares”), can expect to bear directly or indirectly.

Shareholder Transaction Expenses (as a percentage of the Master Fund’s net asset value per Share)
Sales load	None
Offering expenses(1)	0.2%

Annual Expenses (as a percentage of average net assets of the Master Fund)(2)
Management fee(3)	2.8%
Incentive fee(4)	0.0%
Interest payments on borrowed funds(5)	1.2%
Other expenses(6)	1.4%

Total annual fund expenses	5.4%

(1)	Amount reflects estimated offering expenses to be paid by the Master Fund of up to $0.4 million if the Master Fund raises $197.0 million in proceeds in this offering during the following twelve months. The offering expenses consist of costs incurred by FS Global Advisor, LLC (“FS Global Advisor”) and its affiliates on the Master Fund’s behalf for legal, accounting, printing and other offering expenses, including salaries and direct expenses of FS Global Advisor’s employees, employees of its affiliates and others. Any such reimbursements will not exceed actual expenses incurred by FS Global Advisor. FS Global Advisor is responsible for the payment of the Master Fund’s cumulative organization and offering expenses to the extent they exceed 1.5% of the aggregate proceeds raised in this offering, without recourse against or reimbursement by the Master Fund. It is expected that offering costs at the Master Fund will be de minimis because no Shares are being offered to the public.
(2)	Amount assumes that the Master Fund raises $197.0 million of proceeds in this offering during the following twelve months, that the net offering proceeds from such sales equal $196.6 million, that the Master Fund’s average net assets during such period equal one-half of the net offering proceeds, or $98.3 million, and that the Master Fund borrows funds equal to 40% of its average net assets during such period, or $39.3 million. Actual expenses will depend on the number of Shares sold and the amount of leverage the Master Fund employs. For example, if the Master Fund were to raise proceeds significantly less than $197.0 million over the next twelve months, the annual expenses as a percentage of average net assets of the Master Fund would be significantly higher. There can be no assurance that the Master Fund will raise $197.0 million of proceeds in this offering during the following twelve months.

(3)	Pursuant to an investment advisory agreement (as amended, the “Investment Advisory Agreement”) between the Master Fund and FS Global Advisor, and in consideration of the advisory services provided by FS Global Advisor to the Master Fund, FS Global Advisor is entitled to a fee consisting of two components—a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”). For more information on the Management Fee and the Incentive Fee, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s final prospectus filed with the SEC on October 23, 2013 (the “Feeder Fund’s Prospectus”). The Management Fee is calculated and payable quarterly in arrears at the annual rate of 2.0% of the Master Fund’s average daily gross assets during such period, which are assumed to equal 140% of the Master Fund’s average net assets as described in Note (2) above. The figure in the table is calculated on the basis of the Fund’s assumed average net assets over the following twelve months and illustrates the effect of leverage. Because the Management Fee is based on the Master Fund’s average daily gross assets, the Master Fund’s use of leverage will increase the Management Fee paid to FS Global Advisor.
(4)	Based on the Master Fund’s current business plan, the Master Fund anticipates that it may have interest income that could result in the payment of an Incentive Fee to FS Global Advisor in the following twelve months. However, the Incentive Fee is based on the Master Fund’s performance and will not be paid unless the Master Fund achieves certain performance targets. The Master Fund expects the Incentive Fee the Master Fund pays to increase to the extent the Master Fund earns greater interest income through its investments in portfolio companies. The Incentive Fee will be calculated and payable quarterly in arrears based upon the Master Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter and will be subject to a hurdle rate, expressed as a rate of return on the Master Fund’s adjusted capital, equal to 2.25% per quarter, or an annualized hurdle rate of 9.00%, subject to a “catch-up” feature. For a full explanation of how the Incentive Fee is calculated, see the section entitled “Management and Incentive Fees” in the Feeder Fund’s Prospectus. Because the example above assumes a 5.0% annual return, as required by the SEC, no Incentive Fee would be payable in the following twelve months.
(5)	The figure in the table assumes the Master Fund borrows for investment purposes an amount equal to 40.0% of the Master Fund’s average net assets during such period and that the annual interest rate on the amount borrowed is 3.0%. The Master Fund’s ability to incur leverage during the following twelve months depends, in large part, on the amount of money it is able to raise through the Feeder Funds and capital market conditions. Because the Management Fee is based on the Master Fund’s average daily gross assets, the Master Fund’s use of leverage will increase the Management Fee paid to FS Global Advisor.
(6)	Other expenses include accounting, legal and auditing fees of the Master Fund, as well as the reimbursement of the compensation of the Master Fund’s chief compliance officer and other administrative personnel and fees payable to the members (each, a “Trustee”) of the board of trustees of the Master Fund (the “Board”) who do not also serve in an executive officer capacity for the Master Fund or FS Global Advisor. The amount presented in the table estimates the amounts the Master Fund expects to pay during the twelve months following the commencement of the Master Fund’s operations and does not include preferred pricing arrangements the Master Fund may receive from certain parties as a newly-formed entity.

Example:

The following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in the Shares. In calculating the following expense amounts, the Master Fund has assumed its direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above:

	1 year	3 years	5 years	10 years
A Feeder Fund would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$56	$163	$269	$530

The example and the expenses in the tables above should not be considered a representation of the Master Fund’s future expenses, and actual expenses may be greater or less than those shown. While the example assumes a 5.0% annual return, as required by the SEC, the Master Fund’s performance will vary and may result in a return greater or less than 5.0%. For a more complete description of the various fees and expenses borne directly and indirectly by the Master Fund, see the sections entitled “Company and Fund Expenses,” “Management and Incentive Fees” and “Purchases of Shares” in the Feeder Fund’s Prospectus.

ITEM 8. GENERAL DESCRIPTION OF THE REGISTRANT.

The Master Fund is a closed-end, non-diversified, management investment company that was organized as a Delaware statutory trust on January 28, 2013. The Master Fund’s primary investment objective is to generate an attractive total return consisting of a high level of current income and capital appreciation, with a secondary objective of capital preservation. Information on the Master Fund’s investment objectives, strategies and policies, the types of securities in which the Master Fund expects to invest, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Objectives, Opportunities and Strategies” and “Types of Investments and Related Risks” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

Interests in the Master Fund are being issued solely to the Feeder Funds in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

ITEM 9. MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections entitled “Summary of Terms,” “Management of the Company and the Fund,” “Company and Fund Expenses,” “The Adviser,” “The Sub-Adviser” and “Management and Incentive Fees” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund. The following list identifies the specific sections of the Feeder Fund’s Prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference, to the extent applicable to the Master Fund.

Item 9.1(a) Management of the Company and the Fund—General

Item 9.1(b) The Adviser; The Sub-Adviser; Management and Incentive Fees

Item 9.1(c) Management of the Company and the Fund—Investment Personnel

Item 9.1(d) Management of the Company and the Fund—Administrative Services

Item 9.1(e) Management of the Company and the Fund—Custodian, Distribution Paying Agent, Transfer Agent and Registrar

Item 9.1(f) Company and Fund Expenses

Item 9.1(g) Not Applicable

Item 9.2(a) Not Applicable

Item 9.2(b) Not Applicable

Item 9.2(c) Not Applicable

Item 9.2(d) Not Applicable

Item 9.3 A control person generally is a person who beneficially owns more than 25% of the voting securities of a company. The Feeder Funds have provided the initial capitalization of the Master Fund and therefore may be deemed to be control persons because they each own 50% of the outstanding Shares as of September 30, 2013.

ITEM 10. CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1 CAPITAL STOCK

The following description is based on relevant portions of the Delaware Statutory Trust Act and on the Master Fund’s declaration of trust and bylaws. This summary is not intended to be complete. Please refer to the Delaware Statutory Trust Act and the Master Fund’s declaration of trust and bylaws, copies of which have been filed as exhibits to this Registration Statement, for a more detailed description of the provisions summarized below.

Shares of Beneficial Interest

The Master Fund’s declaration of trust authorizes the issuance of an unlimited number of Shares. There is currently no market for Shares and the Master Fund does not expect that a market for Shares will develop in the foreseeable future. Pursuant to the Master Fund’s declaration of trust and as permitted by Delaware law, Shareholders are entitled to the same limitation of personal liability extended to stockholders of private corporations organized for profit under the General Corporation Law of the State of Delaware and therefore generally will not be personally liable for the Master Fund’s debts or obligations.

Set forth below is a chart describing the classes of the Master Fund’s securities outstanding as of September 30, 2013:

(1)	(2)	(3)
Title of Class	Amount Held by the Master Fund or for its Account	Amount Outstanding Exclusive of Amount Under Column (2)
Common shares of beneficial interest, par value $0.001 per share	—	20,000

Shares

Under the terms of the Master Fund’s declaration of trust, all Shares will have equal rights as to voting and, when consideration for Shares is received by the Master Fund, will be fully paid and nonassessable. Distributions may be paid to Shareholders if, as and when authorized and declared by the Board. Shares will have no preference, preemptive, appraisal, conversion, exchange or redemption rights, and will be freely transferable, except where their transfer is restricted by law or contract. The Master Fund’s declaration of trust provides that the Board shall have the power to repurchase or redeem Shares. In the event of the Master Fund’s dissolution, after the Master Fund pays or adequately provides for the payment of all claims and obligations of the Master Fund, and upon the receipt of such releases, indemnities and refunding agreements deemed necessary by the Board, each Share will be entitled to receive, according to its respective rights, a pro rata portion of the Master Fund’s assets available for distribution, subject to any preferential rights of holders of the Master Fund’s outstanding preferred shares, if any. Each Share will be entitled to one vote on all matters on which a vote of Shareholders is required by the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board. There will be no cumulative voting in the election or removal of Trustees. Under the Master Fund’s declaration of trust, the Master Fund is not required to hold annual meetings of Shareholders. The Master Fund only expects to hold Shareholder meetings to the extent required by the 1940 Act or pursuant to special meetings called by the Board or a majority of Shareholders.

Preferred Shares and Other Securities

The Master Fund’s declaration of trust provides that the Board may, subject to the Master Fund’s investment policies and restrictions and the requirements of the 1940 Act, authorize and cause the Master Fund to issue securities of the Master Fund other than Shares (including preferred shares, debt securities or other senior securities), by action of the Board without the approval of Shareholders. The Board may determine the terms, rights, preferences, privileges, limitations and restrictions of such securities as the Board sees fit.

Preferred shares could be issued with rights and preferences that would adversely affect Shareholders. Preferred shares could also be used as an anti-takeover device. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (i) immediately after issuance and before any distribution is made with respect to Shares and before any purchase of Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of the Master Fund’s total assets after deducting the amount of such distribution or purchase price, as the case may be, and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred shares.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Pursuant to the Master Fund’s declaration of trust, Trustees and officers of the Master Fund will not be subject in such capacity to any personal liability to the Master Fund or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.

Except as otherwise provided in the Master Fund’s declaration of trust, the Master Fund will indemnify and hold harmless any current or former Trustee or officer of the Master Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Master Fund, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Master Fund, or in the case of a criminal proceeding, matters for which such person had reasonable cause to believe that his or her conduct was unlawful. In accordance with the 1940 Act, the Master Fund will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Master Fund will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the declaration of trust.

The Master Fund has entered into the Investment Advisory Agreement with FS Global Advisor. The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, FS Global Advisor is not liable for any error or judgment or mistake of law or for any loss the Master Fund suffers.

FS Global Advisor has also entered into an investment sub-advisory agreement (the “Investment Sub-Advisory Agreement”) with GSO Capital Partners LP (“GSO”). The Investment Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, GSO is not liable for any error or judgment or mistake of law or for any loss the Master Fund suffers. In addition, the Investment Sub-Advisory Agreement provides that GSO will indemnify the Master Fund, FS Global Advisor and any of their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys’ fees, which the Master Fund, FS Global Advisor or any of their respective affiliates and controlling persons may sustain as a result of GSO’s willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder or violation of applicable law.

Pursuant to the Master Fund’s declaration of trust, the Master Fund will advance the expenses of defending any action for which indemnification is sought if the Master Fund receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Master Fund if it is subsequently determined that the indemnitee is not entitled to such indemnification.

Number of Trustees; Appointment of Trustees; Vacancies; Removal

The Master Fund’s declaration of trust provides that the number of Trustees shall be no less than two and no more than 15, as determined in writing by a majority of the Trustees then in office. As set forth in the declaration of trust, a Trustee’s term of office shall continue until his or her death, resignation or removal. Subject to the provisions of the 1940 Act, individuals may be appointed by the Trustees at any time to fill vacancies on the Board by the appointment of such persons by a majority of the Trustees then in office. Each Trustee shall hold office until his or her successor shall have been appointed pursuant to the Master Fund’s declaration of trust. To the extent that the 1940 Act requires that Trustees be elected by Shareholders, any such Trustees will be elected by a plurality of all Shares voted at a meeting of Shareholders at which a quorum is present.

The Master Fund’s declaration of trust provides that any Trustee may be removed (provided that after the removal the aggregate number of Trustees is not less than the minimum required by the declaration of trust) (1) with or without cause, at any meeting of Shareholders by a vote of three quarters (75%) of the outstanding Shares or (2) with or without cause, by at least two-thirds (66 2/3%) of the remaining Trustees.

As of September 30, 2013, the Master Fund had a total of eight members of the Board, five of whom were Trustees that are considered independent and are not “interested persons” (as defined in the 1940 Act) of the Master Fund, the Feeder Funds or FS Global Advisor (“Independent Trustees”). Pursuant to the 1940 Act, at least 40% of the members of the Board must be Independent Trustees.

Action by Shareholders

The Master Fund’s declaration of trust provides that Shareholder action can be taken only at a meeting of Shareholders or by unanimous written consent in lieu of a meeting. Subject to the 1940 Act, the Master Fund’s declaration of trust or a resolution of the Board specifying a greater or lesser vote requirement, the affirmative vote of a majority of Shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the Shareholders with respect to any matter submitted to a vote of the Shareholders.

Amendment of Declaration of Trust and Bylaws

Subject to the provisions of the 1940 Act, pursuant to the Master Fund’s declaration of trust, the Board may amend the declaration of trust without any vote of Shareholders. Pursuant to the Master Fund’s declaration of trust and the bylaws, the Board has the exclusive power to amend or repeal the bylaws or adopt new bylaws at any time.

No Appraisal Rights

In certain extraordinary transactions, some jurisdictions provide the right to dissenting Shareholders to demand and receive the fair value of their Shares, subject to certain procedures and requirements set forth in such statute. Those rights are commonly referred to as appraisal rights. The Master Fund’s declaration of trust provides that Shares shall not entitle Shareholders to appraisal rights.

Conflict with Applicable Laws and Regulations

The Master Fund’s declaration of trust provides that if and to the extent that any provision of the Master Fund’s declaration of trust conflicts with any provision of the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Master Fund as a regulated investment company or other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Master Fund’s declaration of trust; provided, however, that such determination shall not affect any of the remaining provisions of the declaration of trust or affect the validity of any action taken or omitted prior to such determination.

Other Information

Information regarding the Master Fund’s share repurchase program, liquidity strategy and distributions, including as they relate to the Feeder Fund’s share repurchase program, liquidity strategy and distributions, is incorporated herein by reference from the sections entitled “Share Repurchase Program,” “Liquidity Strategy” and “Distributions” in the Feeder Fund’s Prospectus.

ITEM 10.2. LONG-TERM DEBT.

Not applicable.

ITEM 10.3. GENERAL.

Not applicable.

ITEM 10.4. TAXES.

Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “Tax Aspects” in the Feeder Fund’s Prospectus.

ITEM 10.5. OUTSTANDING SECURITIES.

As of the date of filing of this Registration Statement, there are 20,000 Shares of the Master Fund outstanding.

ITEM 10.6. SECURITIES RATINGS.

Not applicable.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12. LEGAL PROCEEDINGS.

Not applicable.

ITEM 13. TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given to them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Registration Statement on Form N-2.

ITEM 14. COVER PAGE.

Not applicable.

ITEM 15. TABLE OF CONTENTS.

Not applicable.

ITEM 16. GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17. INVESTMENT OBJECTIVES AND POLICIES.

Part A contains basic information about the investment objectives, policies and risks of the Master Fund. This Part B supplements the discussion in Part A of the investment objectives, policies and risks of the Master Fund and does not, by itself, present a complete or accurate explanation of the matters disclosed.

Information on the fundamental investment restrictions of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated herein by reference from the sections entitled “Investment Objectives, Opportunities and Strategies” and “Types of Investments and Related Risks” in the Feeder Fund’s Prospectus, and from the sections entitled “Investment Objectives, Policies and Risks” and “Investment Restrictions” in the Feeder Fund’s statement of additional information (the “Feeder Fund SAI”) filed with the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

ITEM 18. MANAGEMENT.

Pursuant to the Master Fund’s declaration of trust and bylaws, the Master Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Master Fund’s investment program and its management and operations. The officers of the Master Fund conduct and supervise the Master Fund’s daily business operations.

Board of Trustees and Executive Officers

Board Leadership Structure

The Board consists of eight members, five of whom are considered Independent Trustees. The same individuals serve on the Board and the boards of trustees of the Feeder Funds. Among other things, the Board sets broad policies for the Master Fund and appoints the Master Fund’s officers. The role of the Board, and of any individual Trustee, is one of oversight and not of management of the Master Fund’s day-to-day affairs. Each Trustee will serve until his or her death, resignation or removal. The Trustees are subject to removal or replacement in accordance with Delaware law and the Master Fund’s declaration of trust. The Trustees serving on the Board have been elected by the organizational shareholders of the Master Fund.

Michael C. Forman serves as chairman of the Board and is not an Independent Trustee by virtue of his relationship with FS Global Advisor. The Board feels that Mr. Forman, as the Master Fund’s co-founder and chief executive officer, is the Trustee with the most knowledge of the Master Fund’s business strategy and is best situated to serve as chairman of the Board. The Board does not currently have a lead independent trustee, and each Independent Trustee plays an active role on the Board. The Independent Trustees are expected to meet separately in executive session as often as necessary to exercise their oversight responsibilities. The Board believes that its leadership structure is the optimal structure for the Master Fund at this time given the Master Fund’s current size and complexity. The Board, which will review its leadership structure periodically, further believes that its structure is presently appropriate to enable it to exercise its oversight of the Master Fund.

Board Role in Risk Oversight

Through its direct oversight role, and indirectly through its committees, the Board will perform a risk oversight function for the Master Fund consisting of, among other things, the following activities: (1) at regular and special Board meetings, and on an ad hoc basis as needed, receiving and reviewing reports related to the Master Fund’s performance and operations; (2) reviewing and approving, as applicable, the Master Fund’s compliance policies and procedures; (3) meeting with members of FS Global Advisor’s portfolio management team to review investment strategies, techniques and the processes used to manage related risks; (4) meeting with, or reviewing reports prepared by, the representatives of key service providers, including the Master Fund’s investment adviser, sub-adviser, administrator, transfer agent, custodian and independent registered public accounting firm, to review and discuss the Master Fund’s activities and to provide direction with respect thereto; and (5) engaging the services of the Master Fund’s chief compliance officer to test the Master Fund’s compliance procedures and the compliance procedures of the Master Fund’s service providers. However, not all risks that may affect the Master Fund can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond the control of the Master Fund and its service providers.

Trustees

Information regarding the members of the Board and the officers of the Master Fund, and their roles in the management of the Master Fund, including compensation, is incorporated herein by reference from the section entitled “Management of the Company and the Fund” in the Feeder Fund SAI filed with the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

Board Committees

In addition to serving on the Board, Trustees may also serve on one or more of the following committees which have been established by the Board to handle certain designated responsibilities. The Board has designated a chairman of each committee. Subject to applicable law, the Board may establish additional committees, change the membership of any committee, fill all vacancies and designate alternate members to replace any absent or disqualified member of any committee, or dissolve any committee as it deems necessary and in the Master Fund’s best interest.

Audit Committee

The audit committee is responsible for selecting, engaging and discharging the Master Fund’s independent accountants, reviewing the plans, scope and results of the audit engagement with the Master Fund’s independent accountants, approving professional services provided by the Master Fund’s independent accountants (including compensation therefor), reviewing the independence of the Master Fund’s independent accountants and reviewing the adequacy of the Master Fund’s internal controls over financial reporting. The members of the audit committee are Philip E. Hughes, Jr., Oliver C. Mitchell, Jr. and Charles P. Pizzi, all of whom are Independent Trustees. Philip E. Hughes, Jr. serves as the chairman of the audit committee. The Board has determined that Philip E. Hughes, Jr. is an “audit committee financial expert” as defined under SEC rules.

Valuation Committee

The valuation committee establishes policies and procedures regarding the valuation of the Master Fund’s investments. On a quarterly basis, the valuation committee will review the valuation determinations made with respect to the Master Fund’s investments during the preceding quarter and evaluate whether such determinations were made in a manner consistent with the Master Fund’s valuation process. The members of the valuation committee are Walter W. Buckley, III, Thomas J. Gravina and Charles P. Pizzi, a majority of whom are Independent Trustees. Walter W. Buckley, III serves as chairman of the valuation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee selects and nominates Trustees for election to the Board, selects nominees to fill vacancies on the Board or a committee thereof, develops and recommends to the Board a set of corporate governance principles and oversees the evaluation of the Board. The nominating and corporate governance committee considers candidates suggested by its members and other Trustees, as well as the Master Fund’s management and Shareholders. The members of the nominating and corporate governance committee are David L. Cohen, Thomas J. Gravina and Oliver C. Mitchell, Jr., a majority of whom are Independent Trustees. David L. Cohen serves as chairman of the nominating and corporate governance committee.

Trustee Beneficial Ownership of Shares

The following table shows the dollar range of Shares beneficially owned by each Trustee as of September 30, 2013 based on the initial net asset value (“NAV”) per Share of $10.00 and the aggregate dollar range of equity securities in all registered investment companies overseen by each Trustee in the family of investment companies that includes the Master Fund.

Name of Trustee	Dollar Range of Equity Securities in the Master Fund(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies(1)
Interested Trustees
Michael C. Forman	None	$50,001-$100,000
David J. Adelman	None	$50,001-$100,000
Thomas J. Gravina	None	None

Independent Trustees
Walter W. Buckley, III	None	None
David L. Cohen	None	None
Philip E. Hughes, Jr.	None	None
Oliver C. Mitchell, Jr.	None	None
Charles P. Pizzi	None	None

(1)	Dollar ranges are as follows: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 and over $1,000,000.

Shareholder Communications

Shareholders may send communications to the Board. Shareholders should send communications intended for the Board by addressing the communication directly to the Board (or individual Trustees) and/or otherwise clearly indicating in the salutation that the communication is for the Board (or individual Trustees) and by sending the communication to the Master Fund’s offices at Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, PA 19104. Other Shareholder communications received by the Master Fund not directly addressed and sent to the Board will be reviewed and generally responded to by management, and will be forwarded to the Board only at management’s discretion based on the matters contained therein.

GSO Potential Conflicts of Interest

Information regarding the conflicts of interest associated with GSO acting as the Master Fund’s investment sub-adviser is incorporated herein by reference from the section entitled “Management of the Company and the Fund” in the Feeder Fund SAI filed with the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

Codes of Ethics

The Master Fund, FS Global Advisor and GSO have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to these codes may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master Fund, so long as such investments are made in accordance with the applicable code’s requirements. The codes of ethics are attached as exhibits to this Registration Statement. Shareholders may also read and copy these codes of ethics at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, the codes of ethics will be available on the EDGAR Database on the SEC’s website at http://www.sec.gov. Shareholders may also obtain copies of each code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549-0102.

Other Information

Certain legal matters regarding the Shares offered hereby have been passed upon by Dechert LLP, Philadelphia, Pennsylvania, and certain matters regarding the Shares offered hereby and other matters of Delaware law have been passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

A control person generally is a person who beneficially owns more than 25% of the voting securities of a company. The Feeder Funds have provided the initial capitalization of the Master Fund and therefore may be deemed to be control persons because they each own 50% of the outstanding Shares as of September 30, 2013.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Company and the Fund,” “Company and Fund Expenses” and “Management and Incentive Fees” in the Feeder Fund’s Prospectus, as well as the section entitled “Management of the Company and the Fund” in the Feeder Fund SAI, filed with the Feeder Fund’s Prospectus, in each case, to the extent applicable to the Master Fund.

ITEM 21. PORTFOLIO MANAGERS.

Securities Ownership of Portfolio Managers

The following table shows the dollar range of equity securities in the Master Fund beneficially owned by each member of FS Global Advisor’s investment committee as of September 30, 2013 based on the initial NAV per Share of $10.00.

Name of Investment Committee Member	Dollar Range of Equity Securities in the Master Fund(1)
Michael C. Forman	None
Gerald F. Stahlecker	None
Zachary Klehr	None
Robert Hoffman	None

(1)	Dollar ranges are as follows: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 and over $1,000,000.

Other Information

Additional information regarding the portfolio managers of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Company and the Fund” in the Feeder Fund’s Prospectus and the Feeder Fund’s SAI filed with the Feeder Fund’s Prospectus, in each case, to the extent applicable to the Master Fund.

ITEM 22. BROKERAGE ALLOCATION AND OTHER PRACTICES.

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage Allocation” in the Feeder Fund SAI filed with the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

ITEM 23. TAX STATUS.

Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “Tax Aspects” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund.

ITEM 24. FINANCIAL STATEMENTS.

The Master Fund will issue a complete set of financial statements on an annual basis prepared in accordance with generally accepted accounting principles.

An independent registered public accounting firm for the Master Fund performs an annual audit of the Master Fund’s financial statements. The Board has engaged Ernst & Young LLP, located at One Commerce Square, Suite 700, 2005 Market Street, Philadelphia, Pennsylvania 19103 to serve as the Master Fund’s independent registered public accounting firm.

For accounting purposes, the Master Fund’s fiscal year will end on December 31. The Master Fund’s tax year will end on December 31.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of FS Global Credit Opportunities Fund

We have audited the accompanying balance sheet of FS Global Credit Opportunities Fund (the Company) as of April 15, 2013, the related statements of operations and changes in net assets for the period from January 28, 2013 (Inception) to April 15, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FS Global Credit Opportunities Fund at April 15, 2013, the results of its operations and the changes in its net assets for the period from January 28, 2013 (Inception) to April 15, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 11, 2013, except for Notes 3 and 4 as to which the date is August 2, 2013

FS Global Credit Opportunities Fund

Balance Sheet

April 15, 2013

(in thousands, except share and per share amounts)

April 15, 2013
Assets
Cash and cash equivalents	$200

Total assets	$200

Shareholders’ Equity
Common shares, $0.001 par value, unlimited shares authorized, 20,000 shares issued and outstanding	—
Capital in excess of par value	222
Accumulated loss	(22)

Total stockholders’ equity	$200

Net asset value per common share at period end	$10.00

See notes to financial statements.

FS Global Credit Opportunities Fund

Statement of Operations

Period from January 28, 2013 (Inception) to April 15, 2013

(in thousands, except share and per share amounts)

Operating expenses
Organization costs	$22

Net decrease in net assets resulting from operations	$(22)

Per share information—basic and diluted
Net decrease in net assets resulting from operations	$(1.10)

Weighted average shares outstanding	20,000

See notes to financial statements.

FS Global Credit Opportunities Fund

Statement of Changes in Net Assets

Period from January 28, 2013 (Inception) to April 15, 2013

(in thousands)

Operations
Net decrease in net assets resulting from operations	$(22)
Capital share transactions
Issuance of common shares	200
Capital contributions of investment advisor	22

Net increase in net assets resulting from capital share transactions	222

Total increase in net assets	200
Net assets at beginning of period	—

Net assets at end of period	$200

See notes to financial statements.

FS Global Credit Opportunities Fund

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 1. Principal Business and Organization

FS Global Credit Opportunities Fund, or the Fund, was organized as a Delaware statutory trust on January 28, 2013 and has been inactive since that date except for matters relating to its organization and registration as a non-diversified, closed-end management investment company. The Fund expects to commence operations upon raising gross proceeds in excess of $2.5 million, or the minimum offering requirement, all of which must be from persons who are not affiliated with the Fund or the Fund’s expected investment adviser, FS Global Advisor, LLC, or FS Global Advisor. FS Global Advisor is a private investment firm that will be registered as an investment adviser under the Investment Advisers Act of 1940, as amended, prior to the date on which the Fund commences operations. FS Global Advisor is an affiliate of the Fund.

The Fund intends to be an externally managed, non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended, or the 1940 Act, that will elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code.

The Fund’s primary investment objective is to generate an attractive total return consisting of a high level of current income and capital appreciation, with a secondary objective of capital preservation.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation: The accompanying audited financial statements of the Fund have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

The Fund believes the significant accounting policies described below affect the more significant judgments and estimates used in the preparation of its financial statements. Accordingly, the policies described below are the policies that the Fund believes are and will be the most critical to fully understanding and evaluating the Fund’s historical financial condition and results of operations.

Use of Estimates: The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Many of the amounts have been rounded and all amounts are in thousands, except share and per share information.

Cash and Cash Equivalents: The Fund considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Fund’s cash and cash equivalents are maintained with a high credit quality financial institution, which is a member of the Federal Deposit Insurance Corporation.

Valuation of Portfolio Investments: The Fund intends to determine the fair value of its investment portfolio each day that the New York Stock Exchange is open for business as of the close of the regular trading session. The Fund will calculate the net asset value, or NAV, of its common shares of beneficial interest, or common shares, by subtracting liabilities (including accrued expenses or distributions) from the total assets of the Fund (the value of securities, plus cash or other assets, including interest and distributions accrued but not yet received) and dividing the result by the total number of outstanding common shares of the Fund. The Fund’s assets and liabilities will be valued in accordance with the principles set forth below.

FS Global Advisor will value the Fund’s assets in good faith pursuant to the Fund’s valuation policy and consistently applied valuation process, which will be developed by the Fund’s valuation committee and approved by the board of trustees of the Fund, or the Board. Portfolio securities and other assets for which market quotes are readily available will be valued at market value. In circumstances where market quotes are not readily available, the Board has adopted methods for determining the fair value of such securities and other assets, and has delegated the responsibility for applying the valuation methods to FS Global Advisor. On a quarterly basis, the Board will review the valuation determinations made with respect to the Fund’s investments during the preceding quarter and evaluate whether such determinations were made in a manner consistent with the Fund’s valuation process.

Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure, or ASC Topic 820, issued by the Financial Accounting Standards Board, or the FASB, clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, which includes inputs such as quoted prices for similar securities in active markets and quoted prices for identical securities where there is little or no activity in the market; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

When determining the fair value of an asset, FS Global Advisor will seek to determine the price that would be received from the sale of the asset in an orderly transaction between market participants at the measurement date, in accordance with ASC Topic 820. Fair value determinations will be based upon all available inputs that FS Global Advisor deems relevant, including, but not limited to, indicative dealer quotes, values of like securities, recent portfolio company financial statements and forecasts, and valuations prepared by third party valuation services. However, determination of fair value involves subjective judgments and estimates. Accordingly, the notes to the Fund’s financial statements will refer to the uncertainty with respect to the possible effect of such valuations and any change in such valuations on the Fund’s financial statements.

The Fund expects that its portfolio will primarily consist of securities listed or traded on a recognized securities exchange or automated quotation system, or an exchange-traded security, or securities traded on a privately negotiated OTC secondary market for institutional investors for which indicative dealer quotes are available, or an OTC security.

For purposes of calculating NAV, FS Global Advisor will use the following valuation methods:

•

The market value of each exchange-traded security will be the last reported sale price at the relevant valuation date on the composite tape or on the principal exchange on which such security is traded.

•

If no sale is reported for an exchange-traded security on the valuation date or if a security is an OTC security, the Fund intends to value such securities using quotations obtained from an independent third-party pricing service, which will provide prevailing bid and ask prices that are screened for validity by the service from dealers on the valuation date. For investments for which a third-party pricing service is unable to obtain quoted prices, the Fund intends to obtain bid and ask prices directly from dealers who make a market in such securities. In all such cases, securities will be valued at the mid-point of the average bid and ask prices obtained from such sources.

•

To the extent that the Fund holds investments for which no active secondary market exists and, therefore, no bid and ask prices can be readily obtained, the Fund intends to value such investments at fair value as determined in good faith by FS Global Advisor in accordance with the Fund’s valuation policy and pursuant to authority delegated by the Board as described below. In making such determination, it is expected that FS Global Advisor may rely upon valuations obtained from an independent valuation firm.

Below is a description of factors that may be considered when valuing securities for which no active secondary market exists.

Valuation of fixed income investments, such as loans and debt securities, depends upon a number of factors, including prevailing interest rates for like securities, expected volatility in future interest rates, call features, put features and other relevant terms of the debt. For investments without readily available market prices, these factors may be incorporated into discounted cash flow models to arrive at fair value. Other factors that may be considered include the borrower’s ability to adequately service its debt, the fair market value of the portfolio company in relation to the face amount of its outstanding debt and the quality of collateral securing its debt investments.

For convertible debt securities, fair value will generally approximate the fair value of the debt plus the fair value of an option to purchase the underlying security (the security into which the debt may convert) at the conversion price. To value such an option, a standard option pricing model may be used.

For equity interests, various factors may be considered in determining fair value, including multiples of earnings before interest, taxes, depreciation and amortization, or EBITDA, cash flows, net income, revenues or, in limited instances, book value or liquidation value. All of these factors may be subject to adjustments based upon the particular circumstances of a portfolio company or the Fund’s actual investment position. For example, adjustments to EBITDA may take into account compensation to previous owners or acquisition, recapitalization, restructuring or other related items.

Other factors that may be considered in valuing securities include private merger and acquisition statistics, public trading multiples discounted for illiquidity and other factors, valuations implied by third-party investments in the portfolio companies, the acquisition price of such investment or industry practices in determining fair value. Size and scope of a portfolio company and its specific strengths and weaknesses, as well as any other factors deemed relevant in assessing fair value, may also be considered.

If the Fund receives warrants or other equity securities at nominal or no additional cost in connection with an investment in a debt security, the cost basis in the investment will be allocated between the debt securities and any such warrants or other equity securities received at the time of origination. Such warrants or other equity securities will subsequently be valued at fair value.

Portfolio securities that carry certain restrictions on sale will typically be valued at a discount from the public market value of the security, where applicable.

If events materially affecting the price of foreign portfolio securities occur between the time when their price was last determined on such foreign securities exchange or market and the time when the Fund’s NAV was last calculated (for example, movements in certain U.S. securities indices which demonstrate strong correlation to movements in certain foreign securities markets), such securities may be valued at their fair value as determined in good faith in accordance with procedures established by the Board. For purposes of calculating NAV, all assets and liabilities initially expressed in foreign currencies will be converted into U.S. dollars at prevailing exchange rates as may be determined in good faith by FS Global Advisor, under the supervision of the Board.

While the Fund’s policy is intended to result in a calculation of the Fund’s NAV that fairly reflects security values as of the time of pricing, the Fund cannot ensure that fair values determined by FS Global Advisor would accurately reflect the price that the Fund could obtain for a security if it were to dispose of that security as of the time of pricing (for instances, in a forced or distressed sale). The prices used by the Fund may differ from the value that would be realized if the securities were sold. The Fund will periodically benchmark the bid and ask prices received from the third-party pricing service and/or dealers, as applicable, and valuations received from the third-party valuation service against the actual prices at which it purchases and sells its investments. The Fund believes that these prices will be reliable indicators of fair value.

Revenue Recognition: Security transactions will be accounted for on their trade date. The Fund will record interest income on an accrual basis to the extent that it expects to collect such amounts. The Fund will record dividend income on the ex-dividend date. The Fund will not accrue as a receivable interest or dividends on loans and securities if there is reason to doubt the collectability of such income. Loan origination fees, original issue discount, and market discount will be capitalized and such amounts will be amortized as interest income over the respective term of the loan or security. Upon the prepayment of a loan or security, any unamortized loan origination fees and original issuance discount will be recorded as fee income. Upfront structuring fees are recorded as income when earned. The Fund will record prepayment premiums on loans and securities as fee income when it receives such amounts.

Net Realized Gains or Losses, Net Change in Unrealized Appreciation or Depreciation and Net Change in Unrealized Gains or Losses on Foreign Currency: Gains or losses on the sale of investments will be calculated by using the specific identification method. The Fund will measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees. Net change in unrealized appreciation or depreciation will reflect the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized gains or losses, when gains or losses are realized. Net change in unrealized gains or losses on foreign currency will reflect the change in the value of receivables or accruals during the reporting period due to the impact of foreign currency fluctuations.

Organization Costs: Organization costs include, among other things, the cost of formation, including the cost of legal services and other fees pertaining to the Fund’s organization. These costs are expensed as incurred. For the period from January 28, 2013 (Inception) to April 15, 2013, the Fund incurred organization costs of $22, which were paid on behalf of the Fund by Franklin Square Holdings L.P., or Franklin Square Holdings, an affiliate of FS Global Advisor, and have been recorded as a contribution to capital (see Note 3).

Offering Costs: The Fund’s offering costs include, among other things, legal fees and other costs pertaining to the preparation of the Fund’s Registration Statement on Form N-2. The Fund will charge offering costs against capital in excess of par value on the balance sheet.

Income Taxes: The Fund intends to elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a RIC under Subchapter M of the Code. To qualify for and maintain RIC tax treatment, the Fund must, among other things, meet certain source-of-income and asset diversification requirements and distribute to its shareholders, for each taxable year, at least 90% of its “investment company taxable income,” which is generally the Fund’s net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses. As a RIC, the Fund will not have to pay corporate-level federal income taxes on any income that it distributes to its shareholders. The Fund intends to make distributions in an amount sufficient to maintain its RIC status each year and to avoid any federal income taxes on income so distributed. The Fund will also be subject to nondeductible federal excise taxes if it does not distribute at least 98% of net ordinary income, 98.2% of any capital gain net income, if any, and any recognized and undistributed income from prior years for which it paid no federal income taxes.

Uncertainty in Income Taxes: The Fund evaluates its tax positions to determine if the tax positions taken meet the minimum recognition threshold in connection with accounting for uncertainties in income tax positions taken or expected to be taken for the purposes of measuring and recognizing tax benefits or liabilities in the financial statements. Recognition of a tax benefit or liability with respect to an uncertain tax position is required only when the position is “more likely than not” to be sustained assuming examination by taxing authorities. The Fund recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in the Statement of Operations. During the period from January 28, 2013 (Inception) to April 15, 2013, the Fund did not incur any interest or penalties.

Distributions: Distributions to the Fund’s shareholders will be recorded as of the record date. Subject to the discretion of the Board and applicable legal restrictions, the Fund intends to authorize and declare ordinary cash distributions on either a semi-monthly or monthly basis and pay such distributions on either a monthly or quarterly basis. Net realized capital gains, if any, will be distributed or deemed distributed at least annually.

Note 3. Related Party Transactions

Compensation of the Investment Adviser and its Affiliates

The Fund intends to enter into an investment advisory agreement with FS Global Advisor, or the investment advisory agreement. Payments for investment advisory services under such agreement in future periods will be equal to (a) an annual base management fee of 2.0% of the average daily value of the Fund’s gross assets and (b) an incentive fee based on the Fund’s performance. Management fees will be calculated and paid quarterly in arrears.

The incentive fee will be calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter, and will be subject to a hurdle rate, expressed as a rate of return on the Fund’s “adjusted capital,” equal to 2.1625% per quarter (or an annualized hurdle rate of 8.65%), subject to a “catch-up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the base management fee, expenses reimbursed to FS Global Advisor under the administration agreement to be entered into between the Fund and FS Global Advisor, or the administration agreement, and any interest expense and distributions paid on any issued and outstanding preferred shares, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. “Adjusted capital” means the cumulative gross proceeds received by the Fund from the sale of Shares (including pursuant to the Fund’s distribution reinvestment plan), reduced by amounts paid in connection with purchases of Shares pursuant to the Fund’s share repurchase program.

The calculation of the incentive fee on income for each quarter is as follows:

•	No incentive fee will be payable in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the quarterly hurdle rate of 2.1625%;

•

100% of the Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 2.703125% in any calendar quarter (10.8125% annualized) is payable to FS Global Advisor. This portion of the Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 2.703125% is referred to as the “catch-up.” The “catch-up” provision is intended to provide FS Global Advisor with an incentive fee of 20.0% on all of the Fund’s pre-incentive fee net investment income when the Fund’s pre-incentive fee net investment income reaches 2.703125% in any calendar quarter; and

•

20.0% of the amount of the Fund’s pre-incentive fee net investment income, if any, that exceeds 2.703125% in any calendar quarter (10.8125% annualized) is payable to FS Global Advisor once the hurdle rate is reached and the catch-up is achieved (20.0% of all the Fund’s pre-incentive fee net investment income thereafter is allocated to FS Global Advisor).

Pursuant to the administration agreement, FS Global Advisor will oversee the day-to-day operations of the Fund, including the provision of general ledger accounting, fund accounting, legal services, investor relations and other administrative services. FS Global Advisor also will perform, or oversee the performance of, the Fund’s corporate operations and required administrative services, which includes being responsible for the financial records which the Fund is required to maintain and preparing reports to the Fund’s shareholders and reports filed with the Securities and Exchange Commission, or SEC. In addition, FS Global Advisor will assist the Fund in calculating its NAV, overseeing the preparation and filing of its tax returns and the printing and dissemination of reports to shareholders, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others. The Fund will reimburse FS Global Advisor for its actual costs incurred in providing these administrative services. FS Global Advisor is required to allocate the cost of such services to the Fund based on objective factors such as total assets, revenues and/or time allocations.

Franklin Square Holdings, an affiliate of FS Global Advisor, has funded the Fund’s organization costs in the amount of $22 for the period from January 28, 2013 (Inception) to April 15, 2013. These costs have been recorded by the Fund as a contribution to capital. These costs were charged to expense as incurred by the Fund (see Note 2).

The Fund expects that, pursuant to the investment advisory agreement to be entered into with FS Global Advisor, there will be no liability on the Fund’s part for the organization costs funded by FS Global Advisor or its affiliates (including Franklin Square Holdings) until the investment advisory agreement is effective and the Fund has met the minimum offering requirement. At such time, FS Global Advisor will be entitled to receive 1.5% of the aggregate proceeds raised from outside investors until all organization costs listed above and any future offering or organization costs incurred have been recovered. The minimum reimbursement to FS Global Advisor for such fees is expected to be $37.5, assuming the Fund is able to satisfy the minimum offering requirement. The Fund expects that the investment advisory agreement will not be effective until the Fund meets the minimum offering requirement.

Capital Contribution by FS Global Advisor

In March 2013, Michael C. Forman and David J. Adelman, the principals of FS Global Advisor, each contributed an aggregate of approximately $100 to purchase 5,000 common shares of beneficial interest of FS Global Credit Opportunities Fund—A and 5,000 common shares of beneficial interest of FS Global Credit Opportunities Fund—D, or, collectively, the Companies, at a price of $10.00 per share. The Companies, in turn, each purchased 10,000 common shares of the Fund at $10.00 per share. The principals have agreed not to tender the common shares of the Companies for repurchase as long as FS Global Advisor remains the Fund’s investment adviser.

Expense Reimbursement Agreement

Pursuant to an expense support and conditional reimbursement agreement to be entered into by Franklin Square Holdings and the Fund, or the expense reimbursement agreement, Franklin Square Holdings will agree to reimburse the Fund for expenses to ensure that the Fund bears a reasonable level of expenses in relation to its income. The purpose of this arrangement is to ensure that no portion of any ordinary cash distributions made by the Fund will be paid from offering proceeds or borrowings. However, because certain investments the Fund may make, including preferred and common equity investments, may generate dividends and other distributions to the Fund that are treated for tax purposes as a return of capital, a portion of the Fund’s ordinary cash distributions may also be deemed to constitute a return of capital for tax purposes to the extent that the Fund may use such dividends or other distribution proceeds as a source of distributions. Under those circumstances, Franklin Square Holdings will not reimburse the Fund for the portion of the Fund’s ordinary cash distributions that represent a return of capital for tax purposes, as the purpose of the expense reimbursement arrangement is not to prevent tax-advantaged distributions.

Under the expense reimbursement agreement, Franklin Square Holdings will reimburse the Fund quarterly for expenses in an amount equal to the difference between the cumulative ordinary cash distributions paid to the Fund’s shareholders in such quarter, less the sum of the Fund’s net investment income, net short-term capital gains and dividends and other distributions paid to the Fund on account of preferred and common equity investments in portfolio companies (to the extent such amounts are not included in net investment income or net short-term capital gains) in such quarter.

The Fund will have a conditional obligation to reimburse Franklin Square Holdings for any amounts funded by Franklin Square Holdings under this arrangement if (and only to the extent that), during any fiscal quarter occurring within three years of the date on which Franklin Square Holdings funded such amount, the sum of the Fund’s net investment income, net short-term capital gains and the amount of any dividends and other distributions paid to the Fund on account of preferred and common equity investments in portfolio companies (to the extent not included in net investment income or net short-term capital gains) exceeds the ordinary cash distributions paid by the Fund to shareholders; provided, however, that (i) the Fund will only reimburse Franklin Square Holdings for expense support payments made by Franklin Square Holdings to the extent that the payment of such reimbursement (together with any other reimbursement paid during such fiscal year) does not cause “other operating expenses” (as defined below) (on an annualized basis and net of any expense reimbursement payments received by the Fund during such fiscal year) to exceed the lesser of (A) 1.75% of the Fund’s average net assets attributable to our common shares for the fiscal year-to-date period after taking such payments into account and (B) the percentage of the Fund’s average net assets attributable to its common shares represented by “other operating expenses” during the fiscal year in which such expense support payment from Franklin Square Holdings was made (provided, however, that this clause (B) shall not apply to any reimbursement payment which relates to an expense support payment from Franklin Square Holdings made during the same fiscal year); and (ii) the Fund will not reimburse Franklin Square Holdings for expense support payments made by Franklin Square Holdings if the annualized rate of ordinary cash distributions at the time of such reimbursement is less than the annualized rate of ordinary cash distributions at the time Franklin Square Holdings made the expense support payment to which such reimbursement relates. “Other operating expenses” means the Fund’s total operating expenses, excluding the base management fee, the incentive fee, organization and offering expenses, financing fees and costs, interest expense and extraordinary expenses. “Operating expenses” means all operating costs and expenses incurred, as determined in accordance with GAAP for investment companies.

The Fund or Franklin Square Holdings may terminate the expense reimbursement agreement at any time. Franklin Square Holdings has indicated that it expects to continue such reimbursements until it deems that the Fund has achieved economies of scale sufficient to ensure that it bears a reasonable level of expenses in relation to its income.

The specific amount of expenses reimbursed by Franklin Square Holdings pursuant to the expense reimbursement agreement, if any, will be determined at the end of each fiscal quarter. Upon termination of the expense reimbursement agreement by Franklin Square Holdings, Franklin Square Holdings will be required to fund any amounts accrued thereunder as of the date of termination. Similarly, the conditional obligation of the Fund to reimburse Franklin Square Holdings pursuant to the terms of the expense reimbursement agreement shall survive the termination of such agreement by either party.

Franklin Square Holdings is controlled by the Fund’s chairman, president and chief executive officer, Michael C. Forman, and the Fund’s vice-chairman, David J. Adelman. There can be no assurance that the expense reimbursement agreement will remain in effect or that Franklin Square Holdings will reimburse any portion of the Fund’s expenses in future years.

Note 4. Subsequent Events

On July 15, 2013, the Fund entered into an investment advisory agreement with FS Global Advisor. On July 15, 2013, the Fund entered into an administration agreement with FS Global Advisor. The fees, reimbursement requirements and other terms and conditions of the investment advisory agreement and the administration agreement are described in Note 3 above. As of August 1, 2013, no services have been performed by FS Global Advisor under the investment advisory agreement or the administration agreement, and no fees or reimbursements have been earned or paid to date. Neither the investment advisory agreement nor the administration agreement will be effective unless and until the minimum offering requirement is satisfied. The Fund has no liability to reimburse FS Global Advisor or any of its affiliates for any offering or organization costs funded by FS Global Advisor or any of its affiliates unless and until the administration agreement becomes effective.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(1) Financial Statements:

Part A:	Not applicable, as Registrant has not commenced operations.

Part B:	Report of Independent Registered Public Accounting Firm.

Balance Sheet as of April 15, 2013.

Statement of Operations for the period from January 28, 2013 (Inception) to April 15, 2013.

Statement of Changes in Net Assets for the period from January 28, 2013 (Inception) to April 15, 2013.

Notes to Financial Statements.

(2) Exhibits:

(a)(1)	Certificate of Trust (Incorporated by reference to Exhibit (a)(1) to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on February 8, 2013).

(a)(2)	Initial Declaration of Trust (Incorporated by reference to Exhibit (a)(2) to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on February 8, 2013).

(a)(3)	Amended and Restated Declaration of Trust (Incorporated by reference to Exhibit (a)(3) to Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 811-22802), filed on June 13, 2013).

(b)	Bylaws.*

(g)(1)	Amended and Restated Investment Advisory Agreement (Incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 1 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on October 18, 2013).

(g)(2)	Investment Sub-Advisory Agreement (Incorporated by reference to Exhibit (g)(2) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(j)	Form of Master Custodian Agreement (Incorporated by reference to Exhibit (j) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(k)	Administration Agreement.*

(n)	Consent of Ernst & Young LLP.*

(r)(1)	Code of Ethics of the Master Fund (Incorporated by reference to Exhibit (r)(1) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(r)(2)	Code of Ethics of FS Global Advisor (Incorporated by reference to Exhibit (r)(2) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

(r)(3)	Code of Ethics of GSO (Incorporated by reference to Exhibit (r)(3) to Pre-Effective Amendment No. 3 to FS Global Credit Opportunities Fund—A’s registration statement on Form N-2 (File Nos. 333-186414 and 811-22798), filed on August 13, 2013).

*	Filed herewith.

Item 26. Marketing Arrangements

Not Applicable.

Item 27. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the offering described in this Registration Statement:

Accounting fees and expenses	$1,000,000
Legal fees and expenses	$1,000,000
Printing	$1,000,000
Miscellaneous fees and expenses	$3,000,000

Total	$6,000,000

Item 28. Persons Controlled by or Under Common Control

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by or under common control with the Feeder Funds as each has provided 50% of the initial capitalization of the Registrant.

Item 29. Number of Holders of Securities

The following table sets forth the number of record holders of Shares as of September 30, 2013.

Title of Class	Number of Record Holders
Common shares of beneficial interest, par value $0.001 per share	2

Item 30. Indemnification

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Except as otherwise provided in the Registrant’s declaration of trust, the Registrant will indemnify and hold harmless any current or former Trustee or officer of the Registrant against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense or disposition of any action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Registrant, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Registrant, or in the case of a criminal proceeding, matters for which such person had reasonable cause to believe that his or her conduct was unlawful. In accordance with the 1940 Act, the Registrant will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Registrant will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the declaration of trust.

The Registrant has entered into the Investment Advisory Agreement with FS Global Advisor. The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, FS Global Advisor is not liable for any error or judgment or mistake of law or for any loss the Registrant suffers.

FS Global Advisor has also entered into the Investment Sub-Advisory Agreement with GSO. The Investment Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, GSO is not liable for any error or judgment or mistake of law or for any loss the Registrant suffers. In addition, the Investment Sub-Advisory Agreement provides that GSO will indemnify the Registrant, FS Global Advisor and any of their respective affiliates and control persons for any liability and expenses, including reasonable attorneys’ fees, which the Registrant, FS Global Advisor or any of their respective affiliates and control persons may sustain as a result of GSO’s willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder or violation of applicable law.

Pursuant to the Registrant’s declaration of trust, the Registrant will advance the expenses of defending any action for which indemnification is sought if the Registrant receives a written undertaking by the indemnitee which provides that the indemnitee will reimburse the Registrant if it is subsequently determined that the indemnitee is not entitled to such indemnification.

Item 31. Business and Other Connections of Investment Adviser

The descriptions of FS Global Advisor and GSO are incorporated herein by reference from the section entitled “Management of the Company and the Fund” in the Feeder Fund’s Prospectus, to the extent applicable to the Master Fund, and the section entitled “Management of the Company and the Fund” in the Part B of this Registration Statement. For information as to the business, profession, vocation or employment of a substantial nature in which FS Global Advisor, GSO and each of their executive officers and directors is or has been, during the last two fiscal years, engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee, reference is made to the information set forth in FS Global Advisor’s Form ADV (File No. 801-78346) and GSO’s Form ADV (File No. 801-68243), each as filed with the SEC and incorporated herein by reference.

Item 32. Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of:

(1)	the Registrant, FS Global Credit Opportunities Fund, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104;

(2)	the Registrant’s transfer agent, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111;

(3)	the Feeder Funds’ transfer agent, DST Systems, Inc., 430 W. 7th Street, Kansas City, Missouri 64105;

(4)	the Registrant’s and Feeder Funds’ custodian, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111;

(5)	the Registrant’s custodian, JPMorgan Chase Bank, N.A., 14201 Dallas Parkway, Dallas, Texas 75254;

(6)	the investment adviser, FS Global Advisor, LLC, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104; and

(7)	the administrator, FS Global Advisor, LLC, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104.

Item 33. Management Services

Not applicable.

Item 34. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on November 7, 2013.

FS Global Credit Opportunities Fund

By:	/s/ MICHAEL C. FORMAN
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned Trustees and officers of FS Global Credit Opportunities Fund hereby constitute and appoint Michael C. Forman and David J. Adelman, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and on our behalf in the capacities indicated below, this Registration Statement on Form N-2 and any and all amendments thereto, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Investment Company Act of 1940, as amended, this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL C. FORMAN Michael C. Forman	President and Chief Executive Officer and Trustee (Principal executive officer)	November 7, 2013

/s/ WILLIAM GOEBEL William Goebel	Chief Financial Officer (Principal financial and accounting officer)	November 7, 2013

/s/ DAVID J. ADELMAN David J. Adelman	Trustee	November 7, 2013

/s/ WALTER W. BUCKLEY, III Walter W. Buckley, III	Trustee	November 7, 2013

/s/ DAVID L. COHEN David L. Cohen	Trustee	November 7, 2013

/s/ THOMAS J. GRAVINA Thomas J. Gravina	Trustee	November 7, 2013

Signature	Title	Date

/s/ PHILIP E. HUGHES, JR. Philip E. Hughes, Jr.	Trustee	November 7, 2013

/s/ OLIVER C. MITCHELL, JR. Oliver C. Mitchell, Jr.	Trustee	November 7, 2013

/s/ CHARLES P. PIZZI Charles P. Pizzi	Trustee	November 7, 2013